EXHIBIT 2 TO SCHEDULE 13G/A

                                     ITEM 7


  Globe Building Materials, Inc. beneficially owns all of the shares it has reported on this Schedule 13G through its wholly-owned subsidiary GBM, Inc.

  The address and the tax identification number for GBM, Inc. are as follows:

               GBM, Inc.
               1105 North Market Street
               Suite 1300
               Wilmington, DE 19899
               Tax ID No.:  51-0375188